Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2025

Keene, N.H.  January 31, 2025 -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.04 per unit for the first quarter of fiscal 2025, payable on February 26, 2025 to owners of record on February 14, 2025

In accordance with the agreements between the Trust and the operating companies, the Trust's monthly scheduled royalty payments are paid based on the amount of royalties that were payable to the Trust in the prior calendar quarter. For the quarter ending January 31, 2025, the reduction in the amount of the distribution payable largely resulted from the substantial negative adjustment from calendar 2023 under both the Mobil and OEG royalty agreements. The negative carry-over adjustment from calendar 2023 eliminated all first quarter fiscal 2025 royalty payments under the OEG royalty with a small residual negative balance that will partially reduce OEG's scheduled royalty payment in February 2025. The negative carry-over adjustment from calendar 2023 was fully offset with a reduction of the scheduled royalty payment under the Mobil royalty in December 2024. Further details will be available in the 10-Q scheduled to be released on or about February 28, 2025.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.